EXHIBIT 2

American Stock Exchange Listing Requirements

Guidelines	Listing Guidelines
	Regular	Alternative	Maintenance
Stockholders Equity [1]	$4million	$4 million	$2 million $4 million
Pre-tax Income (in latest fiscal year or 2 of last 3 fiscal years)	$ 750,000	N/A	N/A
Public Float(shares) [2]	Standard 1: 500,000 Standard 2: 1,000,000 Standard 3: 500,000		200,000
Operating History	N/A	2 years	N/A
Market Value of Public Float	$3 million	$15 million	$1 million
Minimum Bid Price	$3	$3	N/A
Public Stockholders	Standard 1: 800 Standard 2: 400 Standard 3: 400		300
Average Daily Volume	Standard 3: 2,000		N/A

1 Issuers are required to maintain $2,000,000 in Stockholders Equity if the issuer has losses in 2 of the most recent 3 years or $4,000,000 if losses in 3 of the most recent 4 years.

2 Public float is defined as total shares outstanding less any shares held by officers, directors, or beneficial owners of 5% or more, that are not restricted as to sale or disposition by agreement, investment letter, or otherwise.

Foreign companies which do not meet t the distribution guidelines outlined above may alternatively qualify with 800 round-lot public shareholders worldwide, 1,000,000 publicly held shareholders worldwide and a $3,000,000 market value of public float worldwide.

Source: AMEX